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                                                                      EXHIBIT 12

                       JOHNSON & JOHNSON AND SUBSIDIARIES

      STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)(2)
                             (DOLLARS IN MILLIONS)

                                                                  FISCAL YEAR ENDED
                                         --------------------------------------------------------------------
                                         JANUARY 2,   JANUARY 3,   DECEMBER 28,   DECEMBER 29,   DECEMBER 31,
                                            2000       1999(3)         1997           1996           1995
                                         ----------   ----------   ------------   ------------   ------------
Determination of Earnings:
  Earnings Before Provision for Taxes
     on Income.........................    $5,753       4,182         4,587          4,020          3,260
  Fixed Charges........................       275         210           203            213            237
                                           ------       -----         -----          -----          -----
          Total Earnings as Defined....    $6,028       4,392         4,790          4,233          3,497
                                           ======       =====         =====          =====          =====
Fixed Charges and Other:
  Rents................................        78          81            79             80             77
  Interests............................       197         129           124            133            160
                                           ------       -----         -----          -----          -----
          Fixed Charges................       275         210           203            213            237
  Capitalized Interest.................        81          72            40             55             70
                                           ------       -----         -----          -----          -----
          Total Fixed Charges..........    $  356         282           243            268            307
                                           ======       =====         =====          =====          =====
Ratio of Earnings to Fixed Charges.....     16.93       15.57         19.71          15.79          11.39
                                           ======       =====         =====          =====          =====

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(1) This Statement has been prepared to give retroactive effect to the merger between Johnson & Johnson and Centocor on October 6, 1999.

(2) The ratio of earnings to fixed charges represents the historical ratio of the Company and is calculated on a total enterprise basis. The ratio is computed by dividing the sum of earnings before provision for taxes and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges represent interest (including capitalized interest) and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases.

(3) Earnings for the year ended January 3, 1999 include charges related to restructuring of $613 million and in-process research and development charges of $298 million. Excluding the effect of these charges, the ratio of earnings to fixed charges would have been 18.80.